EXHIBIT 99.1

Vical Reports First Quarter 2012 Financial Results and Progress in Key Development Programs

SAN DIEGO, May 2, 2012 (GLOBE NEWSWIRE) -- Vical Incorporated (Nasdaq:VICL) today reported financial results for the quarter ended March 31, 2012. Revenues increased to $11.5 million for the first quarter of 2012 compared with $0.6 million for the first quarter of 2011, primarily as a result of the recognition of a $10 million milestone payment from Astellas Pharma Inc. for progress with TransVax™, Vical's therapeutic vaccine designed to control cytomegalovirus (CMV) reactivation in transplant recipients.

Net income was $0.2 million, which rounds to $0.00 per share, for the first quarter of 2012, compared with a net loss of $8.7 million, or $0.12 per share, for the first quarter of 2011. Vical had cash and investments of approximately $96 million at March 31, 2012. The company's first quarter 2012 net cash use was consistent with the company's prior guidance for the full year.

Development highlights to date in 2012 include:

Allovectin®

  In the company's Phase 3 registration trial of Allovectin® in patients with metastatic melanoma, enrollment was completed in February 2010. With a maximum two-year treatment period, the last patients received their final treatments in February 2012. The final post-treatment safety follow-up visits for these patients were completed by the end of March.

TransVax™ CMV Vaccine

  Vical and Astellas finalized the general design of a pivotal, multinational Phase 3 trial of TransVax™ in hematopoietic stem cell transplant (HSCT) recipients, which triggered the $10 million milestone payment to Vical. Based on guidance from the U.S. Food and Drug Administration and the European Medicines Agency, the companies have confirmed that CMV disease will not be the primary endpoint in the Phase 3 trial.

Other Programs

  The Naval Medical Research Center (NMRC) initiated a Phase 1 clinical trial of a tetravalent dengue DNA vaccine formulated with Vical's Vaxfectin® adjuvant. The trial is based on efficacy data from a nonhuman primate study published in the journal Vaccine. Vical manufactured the vaccine and the adjuvant for both the preclinical and clinical studies, and is providing regulatory and clinical expertise to NMRC for the dengue program.
  Researchers at Ehime University in Japan and their collaborators developed a Vaxfectin®-formulated DNA vaccine candidate with the potential to prevent transmission of malaria. Results of the initial testing, published in the journal Vaccine, demonstrated that the malaria parasite life cycle was interrupted in mosquitoes fed with malaria-infected human red blood cells incubated with serum from vaccinated mice. Vical provided the DNA vaccine plasmid backbone and the adjuvant used in the research.

Anticipated program highlights for the remainder of 2012 include:

  In the company's Phase 3 registration trial of Allovectin® in patients with metastatic melanoma, the company expects to reach the target number of death events for the secondary endpoint (overall survival) in late 2012. Data collection and independent adjudication for the primary endpoint (response rate at 24 weeks or more after randomization) will be conducted in parallel, and top-line data for both endpoints is expected to be released in late 2012.
  Astellas is planning to initiate a Phase 3 trial of TransVax™ for HSCT recipients in the second half of 2012 and to initiate a Phase 2 trial of TransVax™ for solid organ transplant (SOT) recipients shortly thereafter.
  The company is completing preclinical requirements for its Vaxfectin®-formulated vaccine for herpes simplex virus type 2 (HSV-2) to support initiation of a Phase 1/2 clinical trial in 2013.

Conference Call

Vical will conduct a conference call and webcast today, May 2, at noon Eastern Time, to discuss with invited analysts and institutional investors the company's financial results and program updates. The call and webcast are open on a listen-only basis to any interested parties. To listen to the conference call, dial in approximately ten minutes before the scheduled call to (719) 325-4933 (preferred), or (877) 718-5107 (toll-free), and reference confirmation code 3816436. A replay of the call will be available for 48 hours beginning about two hours after the call. To listen to the replay, dial (719) 457-0820 (preferred) or (888) 203-1112 (toll-free) and enter replay passcode 3816436. The call also will be available live and archived through the events page at www.vical.com. For further information, contact Vical's Investor Relations department by phone at (858) 646-1127 or by e-mail at ir@vical.com.

About Vical

Vical researches and develops biopharmaceutical products based on its patented DNA delivery technologies for the prevention and treatment of serious or life-threatening diseases. Potential applications of the company's DNA delivery technology include DNA vaccines for infectious diseases or cancer, in which the expressed protein is an immunogen; cancer immunotherapeutics, in which the expressed protein is an immune system stimulant; and cardiovascular therapies, in which the expressed protein is an angiogenic growth factor. The company is developing certain infectious disease vaccines and cancer therapeutics internally. In addition, the company collaborates with major pharmaceutical companies and biotechnology companies that give it access to complementary technologies or greater resources. These strategic partnerships provide the company with mutually beneficial opportunities to expand its product pipeline and address significant unmet medical needs. Additional information on Vical is available at www.vical.com.

The Vical Incorporated logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5768

Forward-Looking Statements

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include net cash use guidance, as well as anticipated developments in independent and collaborative programs, including the initiation and completion of clinical trials. Risks and uncertainties include whether Vical or others will continue development of Allovectin®, TransVax™, the HSV-2 vaccine, or any other independent or collaborative programs; whether Vical will release top-line data from the company's Phase 3 registration trial of Allovectin® in patients with metastatic melanoma in late 2012, if at all; whether Astellas will initiate the planned HSCT trial of TransVax™ in the second half of 2012, if at all, and the planned SOT trial of TransVax™ shortly thereafter, if at all; whether Vical or others will initiate a Phase 1/2 clinical trial of the HSV-2 vaccine in 2013, if at all; whether preclinical results will be predictive of results in human clinical testing; whether Vical will achieve levels of revenues and control expenses to meet its financial projections; whether any product candidates will be shown to be safe and efficacious in clinical trials; the timing of clinical trials; whether Vical or its collaborative partners will seek or gain approval to market any product candidates; and additional risks set forth in the company's filings with the Securities and Exchange Commission. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

VICAL INCORPORATED
Selected Condensed Financial Information (Unaudited)

Statements of Operations	Three Months Ended March 31,
(in thousands, except per share amounts)	2012	2011
Revenues:
Contract and grant revenue	$ 1,221	$ 530
License and royalty revenue	10,239	119
Total revenues	11,460	649
Operating expenses:
Research and development	6,428	4,290
Manufacturing and production	2,472	2,748
General and administrative	2,700	2,328
Total operating expenses	11,600	9,366
Loss from operations	(140)	(8,717)
Net investment and other income	384	23
Net income (loss)	$ 244	$ (8,694)
Basic net income (loss) per share	$ 0.00	$ (0.12)
Diluted net income (loss) per share	$ 0.00	$ (0.12)
Weighted average shares used in basic net income (loss) calculation	84,519	71,893
Weighted average shares used in diluted net income (loss) calculation	86,124	71,893

Balance Sheets	March 31,	December 31,
(in thousands)	2012	2011
Assets:
Cash, cash equivalents, and marketable securities, including restricted	$ 94,261	$ 50,427
Other current assets	13,541	3,130
Total current assets	107,802	53,557
Long-term investments	2,128	5,928
Property and equipment, net	5,968	6,226
Other assets	3,039	3,062
Total assets	$ 118,937	$ 68,773

Liabilities and stockholders' equity:
Current liabilities	$ 7,266	$ 6,461
Long-term liabilities	1,892	1,964
Stockholders' equity	109,779	60,348
Total liabilities and stockholders' equity	$ 118,937	$ 68,773
CONTACT: Alan R. Engbring
         Executive Director, Investor Relations
         Jill M. Broadfoot
         Senior Vice President and Chief Financial Officer
         (858) 646-1127
         Website: www.vical.com